Exhibit 10.5(a)
PLEXUS CORP.
Annual Board of Directors and Committee Compensation
BOARD MEMBERS AND BOARD LEADERSHIP
Board Member Retainer (all directors)                            $ 65,000.00 USD
Lead Director Fee                                        $ 20,000.00 USD
COMMITTEE MEMBERS
AUDIT COMMITTEE
COMPENSATION & LEADERSHIP DEVELOPMENT COMMITTEE (“COMPENSATION COMMITTEE”)
NOMINATING & CORPORATE GOVERNANCE COMMITTEE (“NOMINATING COMMITTEE”)

Audit Committee Chairperson Retainer            $ 15,000.00 USD
Audit Committee Member Retainer                $ 12,000.00 USD
Compensation Committee Chairperson Retainer         $ 12,500.00 USD
Compensation Committee Member Retainer            $ 9,000.00 USD
Nominating Committee Chairperson Retainer        $ 10,000.00 USD
Nominating Committee Member Retainer            $ 5,250.00 USD
DIRECTOR EQUITY COMPENSATION
Board members will receive equity compensation as approved and in accordance with Plexus' equity compensation plans. Equity compensation awarded to Plexus directors is disclosed in Plexus’ proxy statement for its annual meeting of shareholders.
EDUCATIONAL EXPENSE REIMBURSEMENT
Plexus will reimburse each director for the out-of-pocket cost associated with one educational seminar per year that is designed to educate directors on their obligations as directors, best practices in corporate governance, or the skills necessary to be more effective directors. Approved educational expenses will be reported to the Nominating Committee bi-annually.
TRAVEL EXPENSE REIMBURSEMENT
All directors will receive reimbursement for reasonable out-of-pocket travel expenses (e.g. airfare, hotel, rental car and meals) incurred in connection with meetings and educational seminars upon providing receipts.
RETAINER AND REIMBURSEMENT POLICY
All retainers and expense reimbursements are typically paid by Plexus quarterly at the time of quarterly Board meetings.